Exhibit 99.1

FOR IMMEDIATE RELEASE

Agilysys to Exceed Previous Guidance for Fiscal 2004

CLEVELAND, Ohio – May 4, 2004 – Agilysys, Inc. (Nasdaq: AGYS), a leading provider of enterprise computer solutions, today announced it expects to exceed previous guidance for its fiscal year ended March 31, 2004.

Agilysys said strong performance across all customer segments resulted in fourth quarter year-over-year sales increasing more than 40 percent to approximately $375 million. Sales for the full fiscal year are expected to be approximately $1.4 billion.

The Company said it anticipates unaudited fiscal 2004 fourth-quarter earnings from continuing operations to be in the range of $0.17 to $0.21 per diluted share. With its strong fourth quarter results, the Company said it now estimates unaudited fiscal 2004 earnings from continuing operations to be in a range of $0.37 to $0.41 per diluted share. Unaudited net income for fiscal 2004 is anticipated to be in the range of $0.26 to $0.30 per diluted share.

A conference call to discuss fiscal 2004 fourth-quarter and full year results is scheduled for 10 a.m. ET on Wednesday, May 12, 2004. The conference call will be broadcast live over the Internet and a replay will be accessible on the investor relations page of the Company’s Web site: www.agilysys.com.

Forward-Looking Language
 Portions of this release, particularly the statements made by management and those that are not historical facts, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on current assumptions and expectations, and are subject to risks and uncertainties, many of which are beyond the control of Agilysys. Many factors could cause Agilysys actual results to differ materially from those anticipated by the forward-looking statements. These factors include those referenced in the Annual Report on Form 10-K or as may be described from time to time in Agilysys subsequent SEC filings.

Potential factors that could cause actual results to differ materially from those expressed or implied by such statements include, but are not limited to, those relating to Agilysys anticipated revenue gains, margin improvements, cost savings, and new product introductions.

Other associated risks include geographic factors, political and economic risks, the actions of Agilysys competitors, changes in economic or industry conditions or in the markets served by Agilysys, and the ability to appropriately integrate acquisitions, strategic alliances, and joint ventures.

In addition, this release contains time-sensitive information and reflects management’s best analysis only as of the date of this release. Agilysys does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Information on the potential factors that could affect Agilysys actual results of operations is included in its filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K for the fiscal year ended March 31, 2003. Interested persons can obtain it free at the Securities and Exchange Commission’s website, which is located at www.sec.gov.

-more-

Agilysys, Inc. is one of the foremost distributors and premier resellers of enterprise computer solutions from HP, IBM, and Oracle, as well as other leading manufacturers. Agilysys has a proven track record of delivering complex servers, software, storage, and services to resellers and corporate customers across a diverse set of industries. Headquartered in Cleveland, Ohio, Agilysys has sales offices throughout the U.S. and Canada. For more information about Agilysys, visit the Company’s website at www.agilysys.com.

For more information contact:	Martin Ellis Executive Vice President, Corporate Development and Investor Relations Agilysys, Inc. 440-720-8682 martin.ellis@agilysys.com

# # #